Exhibit 10.1

THIRD AMENDMENT TO LOAN AGREEMENT AND OTHER LOAN DOCUMENTS

This THIRD AMENDMENT TO LOAN AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”) is made and entered into as of December 21, 2016, by and among DEL FRISCO’S RESTAURANT GROUP, INC., a Delaware corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (the “Lender”), and acknowledged and agreed to by each Guarantor.

W I T N E S S E T H:

WHEREAS, the Lender and the Borrower previously entered into that certain Loan Agreement dated as of October 15, 2012 (as has been and may be amended, restated, supplemented, modified or replaced from time to time, the “Loan Agreement”) pursuant to which the Lender agreed to make certain Loans to the Borrower as described therein;

WHEREAS, in connection with the Loan Agreement, each Guarantor previously executed that certain Guaranty dated as of October 15, 2012 (as has been and may be amended, restated, supplemented, modified or replaced from time to time, the “Guaranty”) pursuant to which each Guarantor agreed to guarantee certain obligations of the Borrower as described therein; and

WHEREAS, (a) the Borrower and the Lender now desire to amend certain terms of the Loan Agreement in the manner set forth herein, and (b) each Guarantor and the Lender now desire to amend certain terms of the Guaranty in the manner set forth herein, all to be effective as of the date hereof; and

WHEREAS, the Borrower has formed one additional Material Subsidiary, Del Frisco’s of Texas, LLC (the “Additional Guarantor”) and pursuant to Section 6.13 of the Loan Agreement, the Additional Guarantor shall become a Guarantor by executing and delivering to the Lender a counterpart of the Guaranty, together with such other documents, instruments and agreements that Lender reasonably requests.

NOW, THEREFORE, in consideration of the mutual covenants and the fulfillment of the conditions set forth herein, the parties hereby agree as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.
2. Amendments to the Loan Agreement. Subject to the conditions hereof and upon satisfaction of the terms set forth in Section 6 herein, the Loan Agreement is hereby amended as follows:
(a) The following definitions set forth in Section 1.01 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, an interest rate per annum

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(rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“Change in Law”  means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender (or, for purposes of Section 2.06(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“LIBO Rate”  means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any CBFR Borrowing, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest

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Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time.

“Obligations” mean all present and future Indebtedness, obligations and liabilities of any Loan Party to Lender arising pursuant to the Loans, this Loan Agreement or any of the other Loan Documents, and any renewals, extensions, increases, or amendments thereof, or any part thereof, regardless of whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Applicable Bankruptcy Law naming any Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided,  however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Termination Date” means the earlier of (i) October 15, 2019 and (ii) such date that the Obligations are accelerated in accordance with the terms of this Loan Agreement.

(b) The following definitions are hereby added to Section 1.01 of the Loan Agreement, in proper alphabetical order thereto:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such

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Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan, Letter of Credit or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan, Letter of Credit or Revolving Credit Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender acquired the applicable interest in such Loan, Letter of Credit or Revolving Credit Commitment or to the Lender immediately before it changed its lending office and (c)  any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Lender (which determination shall be conclusive and binding absent

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manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any CBFR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to,  or enforced, any Loan Document), or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions ( at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

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“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Amendment Effective Date” means the effective date of that certain Third Amendment to Loan Agreement and other Loan Documents, by and among Borrower and Lender, and acknowledged and agreed to by each Guarantor.

(c) The definition of “Reserve Requirement” set forth in Section 1.01 of the Loan Agreement is hereby deleted.
(d) The proviso to the first sentence of Section 2.01(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“provided, however, the total principal amount outstanding at any time will not exceed $10,000,000.00 (as such amount may be increased from time to time pursuant to Section 2.01(d),  the “Revolving Credit Commitment”) minus the Letter of Credit Liabilities.”

(e) Section 2.01(d)(i) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(i)Provided there exists no Default or Event of Default, upon notice to Lender, Borrower may, at any time after the Third Amendment Effective Date, request an increase in the Revolving Credit Commitment by an amount (for all such requests) not exceeding $20,000,000.00; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000.00 or a whole multiple of $5,000,000.00 in excess thereof, (ii) Borrower may make a maximum of four such requests, and (iii) each such notice must be received by Lender not less than ten Business Days prior to the proposed effective date of such increase.

(f) Section 2.04(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c)Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, the Loans and Obligations shall, to the extent permitted by applicable Law, bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) 2.00% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section.

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(g) Section 2.06 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.06Increased Costs.  (a) If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)  impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender or any Letter of Credit; or

(iii)  subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)  If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company as a consequence of this Agreement, the Commitment of or the Loans made by Letters of Credit issued by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay

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the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)  Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(h) A new Section 2.08 is hereby added to the Loan Agreement, immediately following Section 2.07 thereof, to read in its entirety as follows:

2.08Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender.  The provisions of this Section 2.08 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.08 shall survive the termination of this Agreement.

(i) A new Section 2.09 is hereby added to the Loan Agreement, immediately following Section 2.08 thereof, to read in its entirety as follows:

2.09Taxes.

(a)  Withholding Taxes; Gross-Up; Payments Free of Taxes.    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party

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shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.09), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by ~~Loan Parties~~.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for, Other Taxes.

(c)  Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.09,  such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(d)  Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to ~~any Loan Party~~ by the Lender shall be conclusive absent manifest error.

(e)  Treatment of Certain Refunds.  If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid to the Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to any indemnifying party pursuant to this paragraph (e), the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (e) shall not be construed to require the Lender to make available

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its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)  Survival.  Each party’s obligations under this Section 2.09 shall survive any assignment of rights by the Lender, the termination of the Revolving Credit Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(g)  Defined Terms.  For purposes of this Section 2.09, the term “applicable law” includes FATCA.

(j) Section 3.01 of the Loan Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything herein to the contrary, the Lender shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Governmental Requirement relating to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Closing Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.”

(k) A new Section 5.18 is hereby added to the Loan Agreement, immediately following Section 5.17 thereof, to read in its entirety as follows:

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5.18Anti-Corruption Laws and Sanctions.  Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.  None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.     No Borrowing or Letter of Credit, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

(l) Section 6.09 of the Loan Agreement is hereby amended to add the following sentence to the end thereof:

“Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

(m) Section 7.09 of the Loan Agreement is hereby to add the following sentence to the end thereof:

“The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

(n) Section 7.08(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(b)so long as no Default shall have occurred and be continuing or shall be caused thereby, Borrower may repurchase capital stock of Borrower from

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(i) officers, directors and employees of Borrower or any Subsidiary in an aggregate amount not to exceed (A) $2,000,000 in any fiscal year or (B) $5,000,000 during the term of this Loan Agreement and (ii) public investors through block or open market trades in an aggregate amount not to exceed $50,000,000 during the term of this Loan Agreement.

(o) Section 8.03 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

8.03Capital Expenditures.  Capital Expenditures to exceed (a) $35,500,000 in fiscal year 2012 in the aggregate, (b) $40,000,000 in fiscal year 2013 in the aggregate, (c) $50,000,000 in fiscal year 2014 in the aggregate, (d) $50,000,000 in fiscal year 2015 in the aggregate, and (e) $60,000,000 in fiscal year 2016 and in each fiscal year thereafter, in the aggregate for any such fiscal year; provided, Capital Expenditures for any single fiscal year may exceed the limit stated for such year so long as the aggregate Capital Expenditures in excess of such limits in all fiscal years during the term of this Loan Agreement do not exceed $15,000,000.

(p) Section 9.01(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(a)The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Notes or any other Obligations by Borrower from time to time, and with respect to interest payments, such failure shall continue unremedied for a period of five (5) days.

(q) Section 9.01(i) of the Loan Agreement is hereby deleted and replaced with: “Intentionally omitted.”
(r) Section 10.04 of the Loan Agreement is hereby amended by adding the following sentence to the end thereof:

“The provisions of Sections 2.06,  2.07,  2.09, 10.13 and 10.14 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.”

(s) The Borrower’s address for notices delivered pursuant to the Loan Agreement and the other Loan Documents is hereby amended to the following:

920 South Kimball Avenue

Suite 100

Southlake, Texas 76092

Attention: Chief Financial Officer

3. Amendments to the Guaranty.

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(a) Section 2 of the Guaranty is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything herein to the contrary, the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor).”

(b) A new Section 24 is hereby added to the Guaranty, immediately following Section 23 thereof, to read in its entirety as follows:

SECTION 24Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of a  Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 24 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 24 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 24 constitute, and this Section 24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  As used in this Section 24, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c) Each Guarantor hereby consents, acknowledges and agrees to the amendments set forth in this Amendment and hereby confirms, reaffirms and ratifies in all respects the Guaranty to which it is a party, as amended hereby (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Amendment) and the enforceability of such Guaranty against such Guarantor in accordance with its terms.

4. Full Force and Effect of Agreement.  Except as hereby specifically amended, modified or supplemented, the Borrower hereby acknowledges and agrees that the Loan Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

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5. Representations and Warranties. Each Loan Party hereby represents and warrants to the Lender that after giving effect to this Amendment:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Loan Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(b) This Amendment has been duly authorized, executed and delivered by the Borrower and each Guarantor and constitutes a legal, valid and binding obligation of such parties,  enforceable against such parties in accordance with its terms; and

(c) No Default or Event of Default under the Loan Agreement or under any other Loan Document exists.
6. Conditions to Effectiveness. This Amendment shall not be effective until the following conditions precedent have been satisfied:
(a) the Lender shall have received, in form and substance satisfactory to the Lender, each of the following:
(i) counterparts of this Amendment executed by the Borrower, the Lender and each Guarantor;
(ii) an amended and restated Note executed by the Borrower (the “Amended and Restated Note”);
(iii) a counterpart of a supplement to the Guaranty executed by the Additional Guarantor (the “Guaranty Supplement”);

(iv) a certificate, in form and substance reasonably acceptable to the Lender, of the Borrower executed by a Managerial Official of the Borrower certifying (A) as to the names and titles of the officers of the Borrower authorized to sign this Amendment, the Amended and Restated Note, and each of the other Loan Documents to be executed by the Borrower in connection herewith (including the certificates contemplated herein), together with specimen signatures of such officers; (B) as to resolutions of the board of directors of the Borrower, which resolutions authorize the execution, delivery, and performance by the Borrower of this Amendment, the Amended and Restated Note, and each of the other Loan Documents to be executed by the Borrower in connection herewith; (C) original certified or file–stamped copies of the certificate of formation, articles of organization, or other similar organizational document of the Borrower, certified as true, correct and complete by the appropriate authority in its jurisdiction of organization as of a date acceptable to the Lender; (D) a true, correct, and complete copy of the operating agreement or other similar organizational document of the Borrower; and (E) certificates of the appropriate

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government officials as to the existence and good standing of the Borrower in (i) its jurisdiction of organization and (ii) each other jurisdiction in which the Borrower is required to qualify to do business, each dated a date acceptable to the Lender;

(v) a certificate, in form and substance reasonably acceptable to the Lender, of the Additional Guarantor executed by a Managerial Official of the Additional Guarantor certifying as to (A) the names and titles of the officers of the Additional Guarantor authorized to sign the Guaranty Supplement and each of the other Loan Documents to be executed by the Additional Guarantor in connection herewith (including the certificates contemplated herein), together with specimen signatures of such officers; (B) resolutions of the members, managers or other appropriate governing body of the Additional Guarantor, which resolutions authorize the execution, delivery, and performance by the Additional Guarantor of the Guaranty Supplement and each of the other Loan Documents to be executed by the Additional Guarantor in connection herewith; (C) original certified or file–stamped copies of the certificate of formation, articles of organization, or other similar organizational document of the Additional Guarantor, certified as true, correct and complete by the appropriate authority in its jurisdiction of organization as of a date acceptable to the Lender; (D) a true, correct, and complete copy of the operating agreement or other similar organizational document of the Additional Guarantor; and (E) certificates of the appropriate government officials as to the existence and good standing of the Additional Guarantor in (i) its jurisdiction of organization and (ii) each other jurisdiction in which the Additional Guarantor is required to qualify to do business, each dated a date acceptable to the Lender;

(vi) such other documents, instruments and certificates as reasonably requested by the Lender;

(b) the Lender shall have received payment or evidence of payment of all fees and expenses owed by the Borrower to the Lender including, without limitation, the reasonable fees and expenses of Winstead PC, counsel to the Lender;

(c) the Lender shall have received evidence, in form and substance reasonably satisfactory to the Lender, that all actions required to be taken by the Borrower and each other Loan Party in connection with the transactions contemplated by this Amendment have been taken;

(d) the representations and warranties contained in the Loan Agreement and in each other Loan Document shall be true and correct as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and

(e) no Default or Event of Default under the Loan Agreement or under any other Loan Document exists.

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Upon the satisfaction of the conditions set forth in this Section 6, this Amendment shall be effective as of the date hereof.

7. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original (including electronic copies) but all of which together shall constitute one and the same instrument.

8. Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Texas.

9. Enforceability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10. No Novation.  This Amendment is given as an amendment and modification of, and not as a payment of, the obligations of the Borrower and the Guarantors under the Loan Agreement and each other Loan Document and is not intended to constitute a novation of the Loan Agreement or any other Loan Document.  All of the indebtedness, liabilities and obligations owing by the Borrower and the Guarantors under the Loan Agreement and the other Loan Documents shall continue.

11. Expenses.  The Borrower agrees to pay all reasonable out of pocket costs and expenses (including without limitation reasonable fees and expenses of any counsel, financial advisor, and agent for the Lender) incurred before or after the date hereof by the Lender and its affiliates in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other Loan Documents.

12. Entire Agreement.  THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of page intentionally left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

DEL FRISCO’S RESTAURANT GROUP, INC.

By: /s/ Thomas J. Pennison, Jr.

      Thomas J. Pennison, Jr.
      Treasurer

LENDER:

JPMORGAN CHASE BANK, N.A.

By: /s/  Doug K. Eller
      Douglas K. Eller
      Banker Senior

Third Amendment to Loan Agreement and other Loan Documents – Signature Page

REAFFIRMATION OF GUARANTY

By signing below, each Guarantor (including the Additional Guarantor) (a) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this Amendment, (b) acknowledges, consents and agrees to the amendments to its respective guaranty set forth in Section 3 of this Amendment,  (c) acknowledges and agrees that its obligations in respect of its respective guaranty, as amended hereby, are not released, diminished, waived, modified, impaired or affected in any manner by this Amendment or any of the provisions contemplated herein, (d) ratifies and confirms its obligations under its respective guaranty, as amended hereby, and (e) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its respective guaranty, as amended hereby.

CENTER CUT HOSPITALITY, INC.
LONE STAR FINANCE, LLC
SULLIVAN’S OF ALASKA, INC.
SULLIVAN’S OF ARIZONA, INC.
CALIFORNIA SULLIVAN’S, INC.
DEL FRISCO’S OF COLORADO, INC.
DEL FRISCO’S GRILLE OF TEXAS, LLC
SULLIVAN’S OF ILLINOIS, INC.
SULLIVAN’S OF INDIANA, INC.
SULLIVAN’S OF KANSAS, INC.
LOUISIANA STEAKHOUSE, INC.
SULLIVAN’S OF BALTIMORE, INC.
DEL FRISCO’S OF BOSTON, LLC
SULLIVAN’S RESTAURANTS OF NEBRASKA, INC.
DEL FRISCO’S OF NEVADA, INC.
DEL FRISCO’S OF NEW YORK, LLC
DEL FRISCO’S GRILLE OF NEW YORK, LLC
SULLIVAN’S OF NORTH CAROLINA, INC.
NORTH PHILADELPHIA SULLIVAN’S, INC.
DEL FRISCO’S OF PHILADELPHIA, INC.
DEL FRISCO’S OF WASHINGTON DC, LLC

DEL FRISCO’S OF FLORIDA, LLC
ROMO HOLDING, LLC
DEL FRISCO’S OF TEXAS, LLC

By:
/s/ Thomas J. Pennison, Jr.
     Thomas J. Pennison, Jr.
     Treasurer

SULLIVAN’S – AUSTIN, L.P. DEL FRISCO -- DALLAS, L.P. DEL FRISCO – FORT WORTH, L.P. By: ROMO HOLDING, LLC, its sole general partner By: /s/ Thomas J. Pennison, Jr. Thomas J. Pennison, Jr. Treasurer

Third Amendment to Loan Agreement and other Loan Documents – Signature Page